EXHIBIT 10.15

RESOLUTION OF THE BOARD OF DIRECTORS OF CADIZ INC.

WHEREAS, the Compensation Committee of the Board is recommending that the annual base salaries of certain key personnel of the Company be increased;

NOW, THEREFORE, BE IT RESOLVED, that this Board hereby authorizes and approves an increase in the annual salary of Keith Brackpool under his employment agreement from $250,000 to $400,000, effective retroactively to January 1, 2007 (with Keith Brackpool abstaining); and

RESOLVED, FURTHER, that this Board hereby authorizes and approves an increase in the monthly salary of Richard E. Stoddard under his consulting agreement from $20,833 to $25,000, effective retroactively to January 1, 2007.